Exhibit 10.1

November 5, 2012

Thomas B. Michaud
At the address on file with the Company

Re:  Employment Agreement

Dear Tom:

This is your employment agreement (this "Agreement") with Stifel Financial Corp., a Delaware corporation (the "Company").

1. Term of Your Employment

This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated November 5, 2012 (the "Acquisition Agreement"), between the Company and KBW, Inc. (the "Seller").  Your employment under this Agreement will begin on the date the merger provided for in the Acquisition Agreement becomes effective (your "Start Date") and is scheduled to end on the third anniversary of the Start Date (your "Scheduled Term").  If the Acquisition Agreement terminates for any reason before the merger occurs, this Agreement will become void and have no effect.  The Company does not traditionally enter into employment agreements with its employees, and this Agreement is accordingly not expected to be renewed following the Scheduled Term.

2. Your Position, Performance and Other Activities

(a) New KBW.  Beginning on the closing of the merger provided for in the Acquisition Agreement, the successor entity to the Seller ("New KBW") will operate as a separately branded broker-dealer subsidiary of the Company or, at the election of the Chief Executive Officer of the Company (the "Company CEO"), a separately branded division within the Company's broker dealer (in each case with the "KBW" name). New KBW's businesses will include, at a minimum, the combined equity research, equity sales and trading and investment banking operations for financial services of the Company and Seller.

(b) Position; Duties.  You will be employed as Chairman and Chief Executive Officer of New KBW, reporting directly and solely to the Company CEO or, at the election of the Company CEO, to a designee of the Company CEO who reports directly to the Company CEO.  You will have all of the authorities, duties and responsibilities as customary for a chief executive officer of a division or material business line, including that all New KBW employees will report directly or indirectly to you (with such secondary, additional reporting lines as may required for purposes of regulatory or financial reporting requirements) and that you will determine the allocation of annual salaries and bonuses for New KBW employees in consultation with the Company CEO and/or his designee.  The annual salaries and bonuses for New KBW employees will be managed to a fifty percent (50%) ratio of compensation to revenue, excluding for this purpose any benefits, allocated overhead of Company administrative expenses and your compensation.  The Board of Directors of the Company (the "Board") will take such actions as may be necessary to appoint or elect you as a member of the Board (in Class II) effective on your Start Date.  Thereafter, during your Scheduled Term, the Board will nominate you for election or re-election as a member of the Board as and when your term as a director would otherwise expire.

(c) Other Activities.  During your employment, you will not render any business, commercial or professional services other than to the Company or an affiliate.  However, you may (1) serve on civic or charitable boards or committees, or corporate boards or committees with the consent of the Company, (2) manage personal investments or (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement.  It is agreed that the activities that you are conducting at the time of this Agreement, and any substitute activities that are similar in nature and scope, do not significantly interfere with your responsibilities under this Agreement.

3. Your Compensation

(a) Salary.  You will receive a base salary (your "Salary") of $250,000 per year.  Your Salary will be paid in accordance with the normal practices for Company senior vice presidents (together, your "Peers").

(b) Bonus.  You will be entitled to receive an annual bonus (your "Bonus") for each fiscal year of the Company ending during your employment.  The amount of your Bonus will be determined by the Compensation Committee of the Board (the "Compensation Committee") in its discretion, applied consistently with your Peers; provided that your Bonus for 2013 will not be less than the 2013 annual bonus awarded to one or more of your Peers designated by the Company CEO and mutually agreed to by you.  Your Bonus will be paid in the form consistent with your Peers within two and one half months after the end of the Company's tax year to which it relates.

Notwithstanding the foregoing, you will receive $30,000 per month as a non-forfeitable advance of your Bonus, payable on  your Start Date (and prorated to reflect a partial month, if applicable) and, thereafter, on the first payroll date of each month beginning during your employment.

(c) Prior Arrangements.  You have entered into a retention and waiver letter with the Seller, dated the date of this Agreement (your "Waiver Letter").  The Company agrees to assume and honor the Waiver Letter in accordance with its terms, including the terms of the transition and retention equity-related awards provided therein or previously issued pursuant thereto (collectively, your "Transition Awards").

(d) Company Stock Award.  Effective as of the Merger, the Company will grant you an award of restricted shares of the Company's common stock (your "Company Retention RSA Grant").  The value of your Company Retention RSA Grant on the date it is granted will be $750,000 and the number of shares will be calculated using the average of the volume weighted average price of the Company's common stock during the ten business days immediately preceding (but not including) the date of the Merger.  The Company Retention RSA Grant will become transferable in five equal, annual installments beginning on the first anniversary of the grant date but will not be forfeited on your earlier termination of employment (i.e., there is no "service condition").  Instead, your Company Retention RSA Grant will still be settled on the scheduled payment date so long as you do not engage in a Competitive Activity or Soliciting Activity until that time (as such terms are defined in the agreement attached as Annex 3 to your Waiver Letter.  If you are terminated by the Company without Cause, your Company Retention RSA Grant will be paid on the scheduled payment date regardless of any subsequent Competitive Activity or Soliciting Activity.  There will be no Company Retention RSA Grant if the Merger is not consummated.  Your Company Retention RSA Grant will otherwise be subject to award terms and other documents describing the terms of such awards in more detail otherwise consistent with restricted stock units granted to your Peers.

(e) Long-Term Incentive Awards.  Commencing in 2013, you will be entitled to receive annual grants of long-term incentive awards consistent with the Company's practice for your Peers; provided that your long-term incentive for 2013 will not be less than the 2013 long-term incentive awarded to one or more of your Peers designated by the Company CEO and mutually agreed to by you.  Consistent with the Company's customary historical practice, such 2013 long-term incentive award will be determined in 2014.

4. Your Benefits

(a) Employee Benefit Plans/Other Executive Compensation Plans/Perquisites.  During your employment, you will be entitled to participate in each of the Company's (and its affiliates') executive compensation programs, employee benefit plans and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to your Peers.  For purposes of calculating benefits amounts and determining eligibility and vesting (including for early retirement) under any plan or program (but not for purposes of benefits accrual under a defined benefit pension plan), you will be credited fully for your service with any member of the "controlled group of corporations" of which the Seller was a member.  In addition, the Company and its affiliates will waive any preexisting conditions, waiting periods and actively at work requirements under any employee benefit or welfare plan and will cause such plans to honor, for purposes of any deductible, co-insurance or maximum out-of-pocket expenses provisions, any expenses incurred by you or your beneficiaries during the portion of the fiscal year before your Start Date.  Without limiting the foregoing, (1) you will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to your Peers, (2) will be reimbursed for all reasonable business and entertainment expenses incurred by you in performing your responsibilities under this Agreement and (3) will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to your Peers.

(b) Indemnification; Advancement of Expenses.  To the extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding against you, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Company or its affiliates during your employment.  In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney's fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 4(b).  However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company.  If the Company's ability to make any payment contemplated by this Section 4(b) depends on an investigation or determination by the Board or any board of directors of an affiliate, at your request the Company will use its best efforts to cause the investigation to be made (at the Company's expense) and to have the relevant board reach a determination as soon as reasonably possible.

5. Termination of Your Employment

(a) No Reason Required.  Neither you nor the Company is under any obligation to continue your employment beyond the Scheduled Term.  In addition, you or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 5(c).

(b) Related Definitions.

(1) "Cause" means any of the following: (A) your continued and willful failure to perform substantially your responsibilities to the Company under this Agreement, after demand for substantial performance has been given by the Board or any officer of the Company to whom you report that specifically identifies how you have not substantially performed your responsibilities (but not including any failure after the Company gives a Termination Notice without Cause or you give a Termination Notice for Good Reason); (B) your willful engagement in gross misconduct that results in material and demonstrable damage to the business or reputation of the Company; or (C) your conviction of, or plea of guilty or nolo contendere to, a felony.

For this definition, (i) no act or omission by you will be "willful" unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Company and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company or on the instruction of any officer of the Company to whom you report will be deemed made in good faith and in the best interests of the Company. In addition, if the Company does not give you a Termination Notice within 90 days after any executive officer of the Company (other than you) has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

(2) "Good Reason" means any of the following:  (A) a material diminution in your Salary or Bonus; (B) a material diminution in your authority or responsibilities as provided in Section 2(b), including failure to nominate you for election and re-election to the Board; (C) the transfer of your primary work site to a new primary work site that increases your one-way commute to work by more than 25 miles; (D) any material breach of this Agreement by the Company; or (E) any purported termination by the Company of your employment other than as expressly permitted by this Agreement.

If you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.  In addition, you must give the Company notice and 30 days to cure the first event constituting Good Reason.

(3) "Disability" means you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. If the Company determines in good faith that your Disability has occurred, it may give you a Termination Notice.  If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate.  If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement.  Except as provided in this Section 5(b), your incapacity due to mental or physical illness or injury will not affect the Company's obligations under this Agreement.

(c) Advance Notice Generally Required.

(1) To terminate your employment before the end of your Scheduled Term, either you or the Company must provide a Termination Notice to the other.  A "Termination Notice" is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

(2) You and the Company agree to provide 90 days' advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death.  If you die or become Disabled after you provide a valid Termination Notice with Good Reason or the Company provides a Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, as applicable, effective as of the date of your death or Disability.

Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary (but with no eligibility for a discretionary bonus), for any or all of the notice period.  You also agree that if you provide such notice prior to the first day of the 12th month following the closing of the merger contemplated by the Acquisition Agreement, the Company may, at its sole discretion, place you on paid leave (with no eligibility for a discretionary bonus) through the last day of the 14th month following the closing of the merger contemplated by the Acquisition Agreement.

(d) With Good Reason or Without Cause. If, during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1) The Company will pay the following as of the end of your employment:  (A) your accrued but unpaid Salary, (B) your Salary for any accrued but unused vacation and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within thirty (30) days after termination of your employment) (together, your "Accrued Compensation").  In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company (or any affiliate) as of the end of your employment (together, the "Other Benefits").

(2) The Company will pay any accrued but unpaid Bonus for the Company's tax year ending immediately before the end of your employment (your "Earned Bonus").

(3) The Company will pay you a lump sum amount of $3,500,000 (your "Severance Pay").

(4) Your Transition Awards, Company Retention RSA Grant and all other equity-based compensation (other than stock options) awarded to you by the Company or any affiliate will vest and all stock options issued to you by the Company or any affiliate will vest and be exercisable until their regularly-scheduled expiration date, and in each case any non-competition, non-solicitation or other forfeiture provisions will be waived.  The benefits in this Section 5(d)(4) are referred to as "Accelerated Vesting".

(5) For a period of thirty-six (36) months following your date of termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (such applicable period, the "Benefits Period"), you, your spouse and your dependents will be provided with health care, life insurance and other benefits at least as favorable, and at the same cost to the you, your spouse and your dependents, as those that would have been provided to you, your spouse and your dependents under Section 4(a) of this Agreement if your employment had continued until the end of the Benefits Period; provided, however, that the health care benefits will be provided during the Benefits Period in such a manner that such benefits (and the costs and premiums thereof) are excluded from your income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans could be taxable to you, the Company will provide such benefits at the level required hereby through the purchase by the Company of individual insurance coverage); provided, further, however, that during any period when you are eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(d)(5) may be made secondary to those provided under such other plan. The Company will use its reasonable best efforts to ensure that, following the end of the Benefits Period, you, your spouse and your eligible dependents will be eligible to elect continued health coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") or other applicable law, as if your employment with the Company had terminated as of the end of such period.  For purposes of determining eligibility (but not the time of commencement of benefits) of you for retiree welfare benefits pursuant to the Company's retiree welfare benefit plans, if any, you will be considered to have remained employed until the end of the Benefits Period and to have retired on the last day of such period.

(e) For Cause or without Good Reason.  If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay only your Accrued Compensation and your Other Benefits; however, in connection with any termination of your employment without Good Reason, you will remain eligible for continued vesting and/or payment of your Transition Awards and all other equity-based compensation or stock options awarded by the Company or any affiliate, in accordance with the terms of such awards.

(f) For Your Disability or Death.  If, during your Scheduled Term, your employment terminates as a result of your death or Disability, the Company will pay your Accrued Compensation, Earned Bonus and Accrued Bonus and will provide Accelerated Vesting, your Other Benefits and the benefits contemplated by Section 5(d)(5) (substituting "eighteen (18) months" for "thirty-six (36) months").

(g) Timing.  The benefits provided in Section 5 will begin at the end of your employment, and any cash payments owed you under this Section 5 will be paid in one lump sum 65 days following your date of termination.  Notwithstanding the foregoing, the cash lump sum payments described in Section 5(d)(3) will only be provided if, at the time of your termination, you provide a release of any and all claims you may have with respect to the Company (other than the benefits provided in Section 5 and the other rights under this Agreement that continue following your employment) in a form reasonably acceptable to the Company (but containing confirmation that the Company is not aware of claims against you) such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination.

(h) Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code ("Section 409A") with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.  To the extent you would otherwise be entitled to any payment under this Agreement or any other plan or arrangement of the Company or any affiliate that constitutes "deferred compensation" subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a "specified employee" (within the meaning of Section 409A and as determined by the Company), (i) such payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64, but only to the extent the use of such trust does not cause adverse tax consequences to you under Section 409A, and (ii) such payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death.  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death. In addition, any payment or benefit due upon a termination of your employment that represents "deferred compensation" subject to Section 409A shall be paid or provided to you only upon a "separation from service" as defined in Treas. Reg. § 1.409A-1(h) and your date of termination for purposes of this Agreement with respect to such amounts shall be the date of "separation from service".

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your "separation from service" occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6. Effect of Excise Tax and Limits on Golden Parachute Payments

(a) Contingent Reduction of Parachute Payments.  If there is a change in ownership or control of the Company that would cause any payment, benefit or distribution by the Company or any other person or entity to you or for your benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a "Payment," and collectively, the "Payments") to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the "Excise Tax"), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the "Safe Harbor Amount").  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a "deferral of compensation" within the meaning of and subject to Section 409A ("Nonqualified Deferred Compensation"), then the reduction shall occur in the manner you elect in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.

(b) Determination of the Payments.  Any other determination required to be made under this Section 6, including whether and when reduction of payments to the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm  which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm under this Section 6(b) shall be binding upon the Company and you.  You shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

7. Effect on Other Agreements

(a) Prior Employment Agreements and Severance Rights.  After the term of your employment starts, this Agreement will supersede and replace any earlier employment agreement and any earlier severance or similar rights you may have with any member of the Company, the Seller or any of the Seller's affiliates, which shall be terminated and of no further force and effect as of such time.

(b) Entire Agreement.  This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement (other than your Waiver Letter) and, other than as provided in Section 7(a), supersedes and replaces any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

8. Successors

(a) Assignment by You.  You may not assign this Agreement without the Company's consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 8(a), whether voluntary or involuntary, will be void.

(b) Assumption by any Surviving Company.  Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a "Reorganization") or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company's consolidated assets (a "Sale"), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you.  After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement.  The "Surviving Company" means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.  Except as provided in this Section 8(b), the Company may not assign this Agreement without your written consent.

9. General Provisions

(a) Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Company will withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(b) Severability.  If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.

(c) No Set-off or Mitigation.  Your and the Company's respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or the Company (or any affiliate) may have against each other or anyone else.  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(d) Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 9(d):

If to you:
At the address on file with the Company

If to the Company, to:
Stifel Financial Corp.
1 Financial Plaza
North Broadway
Saint Louis, MO 63102
Attention: General Counsel

(e) Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(f) Jurisdiction; Choice of Forum; Costs.  You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an "Employment Matter").  Both you and the Company (1) acknowledge that the forum stated in this Section 9(f) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 9(f) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 9(f) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.  However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 9(f).  To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney's fees, you incur as a result of any Employment Matter.

(g) Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h) Counterparts.  This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

STIFEL FINANCIAL CORP.

By:		/s/ Ronald J. Kruszewski
	Name:	Ronald J. Kruszewski

Accepted and agreed:

By:		/s/ Thomas B. Michaud
	Name:	Thomas B. Michaud
	Date:	November 5, 2012